Exhibit 10.1

August 21, 2018

Bruce Thorn

RE: Offer of Employment

Dear Bruce:

Congratulations! We are pleased to offer you the position of President and Chief Executive Officer of Big Lots, Inc. (the “Company”). Your primary place of employment will be in Columbus, Ohio (subject to travel as needed for business reasons) and you will report to the Board of Directors of the Company (the “Board”). You will have duties, responsibilities and authority commensurate with your position. Upon the commencement of your employment, you will be appointed to the Board, and during your employment, you will be re-nominated to the Board upon the expiration of your Board term and each successive term. Your first day of employment is expected to be as soon as possible, on a mutually agreeable date, subject to your notice obligations to your current employer to the extent not waived. Below are the key terms of your offer of employment.

Base Salary:
$1,100,000 annual base salary (the “Annual Salary”), which may be increased, but not decreased, from time to time, paid in bi-weekly installments or any other schedule in accordance with the Company’s standard payroll practices and less applicable withholding taxes.

Bonus:
Eligible for 125% of Annual Salary at target and 250% of Annual Salary at the stretch/maximum payout, in accordance with the Company’s bonus plan in place for senior executive officers from time to time (currently the 2006 Bonus Plan, Amended and Restated effective May 29, 2014).

LTIP:
Eligible for a long-term incentive award in a form and subject to conditions (including vesting and performance conditions) substantially similar to those applicable to the long-term incentive awards of other similarly situated senior executives of the Company. Your initial target long-term incentive value will be 400% of your Annual Salary. Actual long-term incentive grants and payout levels are subject to the review and approval of the compensation committee of the Board each year. Long-term incentive grants are subject in all respects to the terms and conditions of the Company’s 2017 Long-Term Incentive Plan, effective as of May 25, 2017, as may be amended from time to time in accordance with its terms, or any successor plan thereto (the “LTIP”).

Sign On Bonus:
The Company will pay you a one-time $500,000 sign-on bonus within 30 days after your start date, less applicable withholding taxes. Should you leave on your own accord (i.e., other than as a result of (x) your being terminated by the Company without Cause (as defined in the Plan (defined below)), (y) your Constructive Termination (as defined in the Plan) or (z) your employment terminates due to death or Disability (as defined in the Plan)), within one year of this payment you agree to reimburse the Company the entire pre-tax sum.

Equity Awards:
As soon as practicable after your start date, the Company will recommend that the Board grant you a one-time equity award of restricted stock units (“RSUs”) under the LTIP, with a value equal to $3,000,000 based upon the closing price of the Company’s common stock on the date of grant. The RSUs will vest ratably in three annual installments over three years following the grant date. If the Company terminates your employment without Cause or if you terminate as a result of a Constructive Termination, the RSUs will accelerate and fully vest.

Executive Severance Plan:
You are eligible to participate in the Company’s Executive Severance Plan, as may be amended from time to time in accordance with its terms (the “Plan”), which is attached hereto in its most current form as Exhibit A. Notwithstanding Section 3(A) of the Plan, you will be eligible to participate in the Plan on the date you commence your employment with the Company. Your eligibility in the Plan is conditioned on your execution and return of the Acknowledgment and Agreement to the Plan, attached hereto as Exhibit B.

Senior Executive Severance Agreement:
You will be eligible to enter into a Senior Executive Severance Agreement (the “Agreement”), the current form of which is attached hereto as Exhibit C.

Indemnification:
You will be eligible to enter into a Indemnification Agreement with the Company (the “Indemnification Agreement”), the current form of which is attached hereto as Exhibit D.

Relocation Package:
The Company agrees to provide you with a relocation package pursuant to and subject to the terms and conditions of the Company’s Tier 1 Domestic Relocation Policy (the “Relocation Policy”) in connection with your commencement of employment with the Company. The Relocation Policy, as may be amended from time to time, is attached hereto in its most current form as Exhibit E.

Vehicle Allowance:
An allowance of $1,100 per month (less applicable withholding taxes).

HealthCare:
You will be eligible for the Company executive health/dental/vision plans on the first day of the month following 30 days of employment in accordance with the applicable plan terms as in effect from time to time. In the interim, the Company will reimburse you for any COBRA payments you may make. Exhibit F sets forth a high level summary of the Company’s benefit plans, as in effect in 2015, which is being provided for illustrative purposes only. Please note that the applicable premiums have modestly increased with regards to medical, vision and dental insurance, and other updates have been made to certain plans. The Company will discuss these updates and benefit plans general with you in more detail upon request.

Vacation:
Eligible for four weeks of vacation annually, subject to the Company’s vacation policy as in effect from time to time.

Sincerely,

_______________________
Ronald A. Robins, Jr. (Rocky)
SVP, General Counsel & Corporate Secretary

I, Bruce Thorn, accept the above offer of employment.

Bruce Thorn	Date

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